Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THAT IT HAS RECEIVED THE APPROVAL OF MORGAN STANLEY TO PARTICIPATE IN THE BOSTCO PROJECT

December 3, 2012	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that it has received approval from Morgan Stanley, which controls TransMontaigne Partners’ general partner, to acquire up to an approximately 48.75% ownership interest in the Battleground Oil Specialty Terminal Company LLC (BOSTCO) terminal project, known as the “BOSTCO project,” which involves the construction of a new black oil terminal facility on the Houston Ship Channel. The initial phase of the BOSTCO project, expected to cost approximately $415 million, currently includes construction of 50 storage tanks with a capacity of approximately 6.1 million barrels for handling residual fuel, feedstocks, distillates and other black oils.  The BOSTCO project also includes one of the deepest vessel drafts in the Houston Ship Channel and will be well positioned to participate in the growing trend of exporting petroleum related products overseas.  Subject to satisfactory completion of due diligence, negotiation of definitive agreements and the approval of the board of directors of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners, we expect the transaction to close on or before January 19, 2013.

In November, 2010, TransMontaigne Partners initially acquired approximately 190 acres of undeveloped land on the Houston Ship Channel.  During 2010 and 2011, we undertook the design, permitting and initial development of the BOSTCO black oil storage terminal.  Also during 2011, we sold 50% of our interest in the BOSTCO project to a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE:  KMP) in keeping with our original plan to identify one or more partners to participate in the project.  As previously disclosed, in October 2011, Morgan Stanley, informed us that it would not, for the foreseeable future, approve any “significant” acquisition or investment that we may propose.  In connection with that development, Morgan Stanley determined that we could not continue to pursue the development of the BOSTCO project at such time as the construction commenced.  As a result, in late 2011, we sold our remaining interest in the BOSTCO project to KMP and retained a one-year option to repurchase up to 50% of KMP’s interest in the project at any time prior to January 20, 2013.  Morgan Stanley has informed us that its approval of the exercise of the option to repurchase up to an approximately 48.75% interest in the BOSTCO project is based on the specific circumstances of that project and is not indicative of whether Morgan Stanley will approve any other acquisition or investment that we may propose.  Moreover, the closing of the BOSTCO transaction is subject to certain conditions and uncertainties, some of which are outside of TransMontaigne Partners’ control.  Accordingly we are unable to predict whether we will complete the acquisition of an interest in the BOSTCO project, in whole or in part.

Further discussion of Morgan Stanley’s current position with respect to approval of any “significant” acquisitions or investments propose, and the potential impact of that position, is set forth under the captions “Item 1.A. Risk Factors” and “Regulatory Matters” in Item 7 of our Annual Report on Form 10-K/A, Amendment No. 1, filed on May 3, 2012.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2011, filed with the Securities and Exchange Commission on May 3, 2012. There can be no assurance that the investment in BOSTCO will, in fact, occur.

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